Contact:
Crocker Coulson, President	Yuanmei Ma, Chief Financial Officer
CCG Investor Relations	Zhongpin Inc.
646-213-1915	86-10-8286 1788
crocker.coulson@ccgir.com	zhongpin.ir@gmail.com
www.ccgir.com

For Immediate Release

Zhongpin Inc. Reports Record Second Quarter 2008 Results

•	Revenues climb 116% year-over-year to a record $137.5 million
•	Net income surged to a record $8.5 million

Changge City, Henan Province, China - August 11, 2008 - Zhongpin Inc. (NASDAQ: HOGS), a leading meat and food processing company in the People’s Republic of China (“PRC”), today reported financial results for the second quarter ended June 30, 2008.

Second Quarter 2008 Highlights
•	Revenues grew 116.0% year-over-year to a record $137.5 million
•	Gross profit increased 109.2% to a record $17.1 million
•	Net income increased 103.9% to a record $8.5 million, or $0.29 per fully diluted share
•	14 new retail outlets were added, bringing the total number of retail outlets to 2,960
•	Completed construction at the Company’s new facility in Luoyang City, adding 70,000 metric tons capacity of chilled and frozen pork annually.

“Despite the closure of our facility in Sichuan Province for a period of one month due to the earthquake, our revenues showed triple digit growth driven primarily by increased market penetration and our expanded capacity. We were able to meet continued strong demand for our high quality pork products by utilizing our other facilities in Henan Province,” commented Mr. Xianfu Zhu, CEO of Zhongpin. "During the quarter, we continued with our marketing strategies to penetrate new regions in China by entering two additional second-tier cities and seven third-tier cities. In the coming months, we expect to see higher sales volume as our new facility in western Henan province ramps up production.”

Revenues increased $73.8 million, or 116.0%, to a record $137.5 million from $63.7 million in the second quarter of 2007. The significant increase in revenue was due to increases in prices and sales of the Company’s pork and pork products resulting primarily from increased sales to food services distributors and to restaurants and non-commercial customers. During the second quarter of 2008, the volume of pork products sold increased 47.7% from the second quarter of 2007. For the quarter, chilled pork sales increased 118.7% to $71.9 million from $32.9 million in the second quarter of 2007. Sales of chilled pork accounted for 52.3% of net sales during the quarter, up from 51.6% a year ago. Revenue from frozen pork was $49.0 million, up 120.5% from $22.2 million in the second quarter of 2007, accounting for 35.6% of net sales compared with 34.9% in the second quarter of last year. Prepared pork products increased 121.2% to $13.2 million from $6.0 million in the same period a year ago. Revenue from fruits and vegetables, which accounted for 2.5% of total revenues, was $3.4 million, up 30.9% from $2.6 million in the second quarter of 2007.

August 11, 2008	Zhongpin Inc. Reports Q2 2008 Results	page 2

Revenue from Zhongpin’s retail channels, including showcase stores, network stores and supermarket counters, represented 40.5% of net sales. Revenue from retail channels rose 86.9% to $55.7 million, from $29.8 million in the second quarter of 2007. During the quarter, Zhongpin added 14 new retail outlets, including two new showcase stores, five additional “branded” retail stores and seven new supermarket counters, for a total of 2,960 retail outlets. Revenue from restaurants and non-commercial businesses increased 122.4% to $40.7 million from $18.3 million in the same period a year ago, representing 29.6% of net sales in the quarter. Food services distributors generated 28.9% of net sales and showed the largest increase in revenue growth year-over-year, up 246.4% to $39.7 million from $11.5 million in the second quarter of 2007. Exports, which represented 1.0% of total revenues, decreased 66.3% to $1.4 million from $4.1 million in the comparable period in 2007. The decline in exports was the result of the Company’s decision to reduce efforts on export sales in favor of higher gross margin sales in the domestic market.

Gross profit in the second quarter of 2008 was a record $17.1 million, up 109.2% from $8.2 million in the second quarter of 2007. Gross margin was 12.4% in the second quarter of 2008 compared to 12.8% in the second quarter of 2007. The slight decrease in gross profit margin during the 2008 period was primarily due to an increase in the cost of raw materials, which was offset, in part, by an increase in the market prices for pork products.

For the second quarter of 2008, general and administrative (“G&A”) expenses were $5.4 million, or 4.0% of total revenues, compared to $2.1 million, or 3.3% of total revenues, for the same quarter last year. The increase in G&A expenses was primarily due to increased advertising expenses, stock option expenses, training expenses, research and development expenses and depreciation expenses.

Operating expenses in the second quarter of 2008 were $2.3 million, or 1.7% of revenue, compared to $1.1 million, or 1.8% of revenue, in the second quarter of 2007. The increase in operating expenses was due to the Company’s increased scale of operations.

Income from operations for the second quarter of 2008 was $9.3 million, compared to $5.0 million the second quarter of 2007. Operating margin for the quarter was 6.8% compared to 7.8% for the second quarter of 2007.

Net income for the second quarter of 2008 was $8.5 million, or $0.29 per fully diluted share, up from net income of $4.2 million or $0.20 per fully diluted share, in the second quarter of 2007.

August 11, 2008	Zhongpin Inc. Reports Q2 2008 Results	page 3

Six Month Financial Results

For the first six months of 2008, revenue increased to $246.3 million, up 106.1% from $119.5 million in the first six months of 2007. Gross profit increased 96.6% in the first six months of 2008 to $31.3 million from $15.9 million in the comparable period a year ago. Gross margin was 12.7% in the first six months of 2008 compared to 13.3% in the first six months of 2007. Income from operations increased 78.4% to $17.1 million compared to $9.6 million in the same period a year ago. Net income for the first half of 2008 was $15.8 million, or $0.53 per fully diluted share, up 93.0% from $8.2 million, or $0.40 per fully diluted share, in the first half of 2007.

Financial Condition

As of June 30, 2008, Zhongpin had $58.0 million in cash and cash equivalents, $11.8 million in long-term debt, excluding the current portion, $119.8 million in total liabilities and working capital of $19.7 million. Accounts receivables turnover declined from approximately 23 days during the second quarter of 2007 to 14 days during the second quarter of 2008. Shareholders’ equity stood at $170.6 million as of June 30, 2008, up 19.3% from $143.0 million at December 31, 2007. Net cash from operating activities during the first half of 2008 was $31.8 million.

Business Outlook

Zhongpin has an aggressive capacity expansion plan to meet the growing demand for high quality pork products in China. Zhongpin’s new facility in Luoyang City, Henan Province has begun production and this new facility is expected to ramp up to over 70% utilization rate by the fourth quarter of 2008. With the addition of the Luoyang City facility, Zhongpin now has a total annual capacity of 391,560 metric tons for chilled and frozen pork, excluding outsourcing from OEMs. The Company is currently building a chilled and frozen pork facility in eastern Henan Province in Shangqiu City, which is expected to begin operations in the fourth quarter of 2008 and will expand annual capacity for chilled and frozen pork by 80,000 metric tons.

The Company’s new prepared meat facility at Zhongpin’s Industrial Park located in Changge City, Henan Province is on schedule to begin production in the third quarter of 2008. This facility will add 28,800 metric tons in annual capacity of prepared meat, a 114% increase over Zhongpin’s current capacity of 25,200 metric tons, bringing total capacity of prepared meat to 54,000 metric tons. In addition, Zhongpin plans to expand and upgrade its production line for fruits and vegetables in Changge City, Henan Province. The new lines will expand Zhongpin’s production capacity for fruits and vegetables by approximately 30,000 metric tons annually and will begin production in the fourth quarter of 2008.

Capital expenditures for the next twelve months are expected to be $31.1 million. Zhongpin is confident in its ability to meet guidance for full year 2008 revenues in the range of $490 million and $520 million, gross margin between 12.6% and 13.0% and net income between $30 million and $33 million, or between $0.98 and $ $1.07 per share, assuming a fully diluted share count of 30.7 million shares outstanding. This guidance excludes the impact of any future acquisitions.

August 11, 2008	Zhongpin Inc. Reports Q2 2008 Results	page 4

“We are excited about the recent changes by the Chinese government to raise the standards of quality for China’s meat industry. As Zhongpin already exceeds these standards, we believe the new regulations present an opportunity for us to benefit from industry consolidation and capture additional market share,” said Mr. Zhu. "We continue to evaluate potential acquisition targets which will help us take our revenue and earnings growth to the next level. In addition, we are increasingly focusing on building brand awareness across different market segments.”

Conference Call Information

Management will conduct a conference call at 9:00 a.m. Eastern Daylight Time on Monday, August 11, 2008 to discuss its 2008 second quarter results. Hosting the call will be Mr. Crocker Coulson, President of CCG Elite, joined by Mr. Xianfu Zhu, Chairman and Chief Executive Officer, Mr. Baoke Ben, Board Director and Executive Vice President and Ms. Yuanmei Ma, Vice President and Chief Financial Officer of Zhongpin. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 888-482-0024. International callers should dial 617-801-9702. When prompted by the operator, mention Conference passcode 63707285. If you are unable to participate in the call at this time, a replay will be available on Monday, August 11, 2008 at 11:00 a.m. Eastern Daylight Time, through Monday, August 18, 2008. To access the replay dial 888-286-8010, international callers should dial 617-801-6888, and enter the passcode 21129000. The conference will be broadcast live over the Internet and can be accessed by all interested parties at Zhongpin's website at http://www.zpfood.com. To listen to the call please go to the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

About Zhongpin

Zhongpin is a meat and food processing company that specializes in pork and pork products, and fruits and vegetables, in the PRC. Its distribution network in the PRC spans more than 24 provinces and includes over 2,960 retail outlets. Zhongpin’s export markets include the European Union, Eastern Europe, Russia, Hong Kong, Japan and South Korea. For more information, contact CCG Investor Relations directly or go to Zhongpin’s website at www.zpfood.com.

August 11, 2008	Zhongpin Inc. Reports Q2 2008 Results	page 5

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release and oral statements made by Zhongpin on its conference call in relation to this release constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding our ability to prepare the Company for growth, the Company’s planned manufacturing capacity expansion in 2008 and predictions and guidance relating to the Company’s future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs, but these projections also involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as, unanticipated changes in product demand, interruptions in the supply of live pigs/raw pork, downturns in the Chinese economy, delivery delays, freezer facility malfunctions, poor performance of the retail distribution network, changes in applicable regulations, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

—Financial Tables Below—

August 11, 2008	Zhongpin Inc. Reports Q2 2008 Results	page 6

ZHONGPIN INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in U.S. dollars)

	June 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$57,956,333	$45,142,135
Restricted cash	6,269,044	3,559,401
Accounts receivable, net of allowance for doubtful accounts $2,031,396 and $1,341,872	20,454,095	18,982,312
Other receivables	3,983,285	4,826,279
Purchase deposits	6,433,704	6,059,782
Prepaid expenses and deferred charges	197,162	1,680,679
Inventories	26,257,006	25,922,125
VAT recoverable	6,307,471	4,350,795
Total current assets	127,858,100	110,523,508

Property, plant and equipment (net)	83,188,383	66,429,654
Construction in progress	54,433,473	16,811,740
Land use rights	25,001,062	23,339,142

Total assets	$290,481,017	$217,104,044

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$5,991,893	$4,145,842
Other payables	10,323,818	8,746,845
Bank notes payable	5,359,304	6,160,502
Accrued liabilities	4,586,633	3,014,600
Short-term bank loans payable	71,758,685	47,668,592
Deposits from customers	7,237,128	1,876,665
Research and development grants payable	450,639	490,288
Long-term bank loans payable-current portion	145,671	145,671
Tax payable	2,216,156	202,676
Total current liabilities	108,069,927	72,451,681

Long-term loans payable	11,767,354	1,634,769

Total liabilities	119,837,281	74,086,450

Equity
Preferred stock: par value $0.001; 25,000,000 authorized; 2,229,200 and 3,125,000 shares issued and outstanding	2,229	3,125
Common stock: par value $0.001; 100,000,000 authorized; 27,258,403 and 25,891,567 shares issued and outstanding	27,259	25,892
Additional paid in capital	102,116,169	100,070,571
Retained earnings	50,541,619	34,732,049
Accumulated other comprehensive income	17,956,460	8,185,957
Total equity	170,643,736	143,017,594

Total liabilities and equity	$290,481,017	$217,104,044

August 11, 2008	Zhongpin Inc. Reports Q2 2008 Results	page 7

ZHONGPIN INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Amount in U.S. dollars) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
		(Restated)		(Restated)
Revenues
Sales revenues	$137,526,547	$63,678,460	$246,254,324	$119,470,238
Cost of sales	120,422,667	55,501,129	214,958,874	103,550,751
Gross profit	17,103,907	8,177,331	31,295,450	15,919,487

Operating expenses
General and administrative expenses	5,440,211	2,101,970	9,844,872	4,069,218
Operating expenses	2,331,400	1,118,416	4,315,633	2,244,361
Total operating expenses	7,771,611	3,220,386	14,160,505	6,313,579

Income from operations	9,332,296	4,956,945	17,134,945	9,605,908

Other income (expense)
Interest income	534,548	105,020	1,170,325	126,924
Other income (expenses)	(143,457)	137,920	(101,322)	136,976
Government subsidies	432,339	3,449	571,883	3,449
Interest expense	(1,167,090)	(628,530)	(1,973,353)	(1,071,341)
Total other income (expense)	(343,660)	(382,141)	(332,468)	(803,992)

Net income before taxes	8,988,636	4,574,804	16,802,477	8,801,916
Provision for income taxes	466,826	395,040	992,907	612,393

Net income	$8,521,809	$4,179,764	$15,809,570	$8,189,523

Foreign currency translation adjustment	$3,831,009	$989,714	$9,770,503	$1,535,225
Comprehensive income	$12,352,818	$5,169,478	$25,580,073	$9,724,778

Basic earnings per common share	$0.29	$0.21	$0.54	$0.42
Diluted earnings per common share	$0.29	$0.20	$0.53	$0.40
Basic weighted average shares outstanding	29,417,845	19,629,240	29,375,615	19,343,476
Diluted weighted average shares outstanding	29,822,935	20,633,233	29,841,190	20,286,545

August 11, 2008	Zhongpin Inc. Reports Q2 2008 Results	page 8

ZHONGPIN INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amount in U.S. dollars) ( Unaudited)

	Six Months Ended June 30,
	2008	2007
		(Restated)
Cash flows from operating activities:
Net income	$15,809,570	$8,189,523
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation	1,876,533	782,677
Amortization	218,720	153,243
Provision for allowance for bad debt	585,626	—
Warrant expense	—	19,140
Non-cash compensation expense	809,146	1,125,058

Changes in operating assets and liabilities:
Accounts receivable	(817,864)	(5,361,890)
Other receivables	1,122,962	(22,706)
Purchase deposits	1,552,753	(163,305)
Prepaid expense and deferred charges	12,649	(312,815)
Inventories	1,311,277	(438,882)
VAT recoverable	(1,627,559)	(859,694)
Accounts payable	1,532,950	524,504
Other payables	1,014,500	4,416,410
Research and development grants payable	(20,684)	(10,959)
Accrued liabilities	1,351,874	390,580
Taxes payable	1,944,718	(278,873)
Deposits from clients	5,092,966	1,857,819
Net cash provided by operating activities	31,770,137	10,009,830

Cash flows from investing activities:
Construction in progress	(46,485,710)	(17,027,530)
Additions to property and equipment	(3,077,784)	(6,034,589)
Additional to intangible assets	(360,698)	(5,450,162)
Proceeds on disposal of fixed assets	74,281	—
Net cash used in investing activities	(49,849,911)	(28,512,281)

Cash flows from financing activities:
Proceeds (repayment) from (of) bank notes	(1,167,933)	7,362,620
Proceeds from short-term bank loans	20,410,477	14,917,851
Proceeds from long-term bank loans	9,921,759	—
Repayment of long-term bank loans	(183,236)	(69,489)
Proceeds from exercised warrants	1,236,923	14,421,835
Net cash provided by financing activities	30,217,990	36,632,817

Increase in restricted cash	(2,709,643)	(4,299,555)
Effect of rate changes on cash	3,385,625	1,535,254
Increase in cash and cash equivalents	12,814,198	15,366,065
Cash and cash equivalents, beginning of period	45,142,135	13,351,045
Cash and cash equivalents, end of period	$57,956,333	$28,717,110

Supplemental disclosures of cash flow information:
Cash paid for interest	$2,079,051	$1,174,112
Cash paid for income taxes	$431,604	$669,237

August 11, 2008	Zhongpin Inc. Reports Q2 2008 Results	page 9

Sales by Segment
(U.S. dollars in millions)

	Three Months Ended June 30,		Net Change	Percentage Change
	2008	2007	2008/2007	2008/2007
Pork and Pork Products

Chilled Pork	71.91	32.88	38.83	118.1%

Frozen Pork	48.95	22.20	26.75	120.5%

Prepared Pork Products	13.23	5.98	7.25	121.2%

Vegetables and Fruits	3.43	2.62	0.81	30.9%

Total	137.52	63.68	73.84	116.0%

Sales by Distribution Channel
(U.S. dollars in millions)

	Three Months Ended June 30,
Distribution Channel	2008		2007
	Amount	Percent	Amount	Percent
Branded stores	55.69	40.5%	29.80	46.9%

Food services distributors	39.73	28.9%	11.47	18.0%

Restaurants and non-commercial	40.70	29.6%	18.30	28.7%

Export	1.38	1.0%	4.10	6.4%
Total	$137.50	100%	$63.70	100%

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